Exhibit 99.2
Repros Therapeutics Inc. Announces That Initial Findings for Proellex® Show No
Tumorigenic Response in a Two-year Carcinogenicity Study in Rats
THE WOODLANDS, Texas—(BUSINESS WIRE) July 18, 2008—Repros Therapeutics Inc. (NasdaqGM:RPRX) today released initial findings from evaluation of gross necropsies conducted upon completion of the in-life portion of a two-year study conducted to satisfy the balance of the FDA mandated two-species trials to demonstrate the lack of carcinogenic potential for new chemical entities. In a controlled study conducted at MPI Research of Mattawan, MI, Proellex® showed no potential for tumor induction as compared to controls in the gross findings. Proellex or the same solution without drug (vehicle) was given orally every day to male and female rats for two years. Males were examined earlier and individual tissues showed no dose dependent cancer lesions as compared to controls. Female rats were treated at 20, 70 and 200 times the human dose in this two-year study. Gross necropsy of female rats given the equivalence of a life-time exposure to Proellex demonstrates that Proellex is not a carcinogen based on the lack of gross tumor findings as compared to controls. Tissues removed at necropsy are currently undergoing microscopic evaluation. A final determination of carcinogenic potential is pending.
In a mouse carcinogenicity study of Proellex previously reported in June of 2008 performed at BioReliance in Rockville, Maryland there were similarly no gross cancer tumors in initial gross observations. Those studies used a breed of mice bearing the rasH2 mutation, rendering them genetically primed for the development of tumors when treated with carcinogens. The positive control group treated with urethane showed such tumors, as expected. Male and female animals treated with multiple doses of Proellex for 26 weeks were evaluated for cancers compared to a negative control material that received neither urethane nor Proellex. A gross examination revealed no apparent tumorigenic response to Proellex. Tissues are currently undergoing microscopic evaluation.
In a previously completed battery of studies, Proellex showed no genotoxic activity, an early indicator of potential for induction of cancerous tumors. In most cases the lack of dose dependent gross tumor findings compared to controls provides strong evidence for the lack of carcinogenic potential.
Joseph S. Podolski commented, “We are pleased with the continued excellent progress being made in our NDA program for Proellex. The lack of evidence of cancer induction is a very favorable response and consistent with our observations of the anti-proliferative and pro-apoptotic properties of the drug. Pending the microscopic evaluations of these two carcinogenicity studies we will have satisfied the FDA’s requirement for assessing the carcinogenic potential for our lead drug Proellex. This is a major component of our NDA filing. We will continue to provide timely updates to our shareholders as additional data becomes available.”
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447